Exhibit 23.1

[Ernst & Young Letterhead]

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Telstra Corporation Limited for the registration of US$500,000,000 of Debt Securities and to the incorporation by reference therein of our report dated August 28, 2002, with respect to the consolidated financial statements of Telstra Corporation Limited included in its Annual Report (Form 20-F) for the year ended 30 June 2002, filed with the Securities and Exchange Commission.

/s/ Ernst and Young

15 May 2003